ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the 29nd day of December, 2006 (the “Closing Date”), by and among PRACTICEXPERT of Oklahoma, Inc., an Oklahoma corporation ("Seller"), and AcSel Corporation, a Virginia corporation or a limited liability company to be formed ("Buyer").

RECITALS

A. Seller is a medical billing and collections company (the "Business"), and Seller owns all of the Assets (as hereinafter defined) used in connection with the Business.

B.  Seller desires to sell, transfer and assign the Assets to Buyer, and Buyer desires to purchase the Assets from Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS;
ASSUMPTION OF CERTAIN LIABILITIES

1.1.	Sale and Purchase of Assets.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, free and clear of all claims, liens, restrictions, encumbrances or security interests of any nature whatsoever, all of Seller's right, title and interest in and to all of the rights, properties, contracts and other assets of Seller used in the Business, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, as more fully described on Exhibit A. Except for the Assets listed on Exhibit A, all other assets of the Seller are excluded from this transaction. The Assets include:

(a) Equipment. Such furniture, fixtures, machinery, equipment, computers and computer equipment, parts, tools, supplies, signage, manuals, training materials and other items of equipment used in the Business as described on Exhibit A (collectively, the "Equipment").

(b)  Contract Rights. All of Seller's rights under all contracts and leases of Seller listed on Exhibit A (the "Assumed Contracts").

(c)  Intellectual Property. The name “Cancer Care Network” and all variations thereof; all computer programs, software, manuals and related rights; and all other intellectual property rights of any character or description used by the Business listed on Exhibit A (collectively, the "Intellectual Property").

(d) Books and Records. All of the patient lists and records, mailing lists, marketing, sales and promotional materials and records, manuals, training materials, and similar items, and all books, records, files, computer software, data or databases, correspondence, memoranda, notes and other documents or papers and other evidence thereof relating to the Business listed on or implied as being part of the Equipment, Assumed Contracts or Intellectual Property on Exhibit A (collectively, the “Books and Records”).

(e) Permits. All assignable permits (as hereinafter defined) owned or held by Seller for use by the Business, and all rights related thereto listed on or implied as being part of the Equipment, or Assumed Contracts or Intellectual Property on Exhibit A.

1.2.	Excluded Assets.

Buyer shall not purchase, and Seller shall retain, all assets of Seller except those listed on Exhibit A or as otherwise described above including, but not limited to:

(a)	all cash or cash equivalents;

(b)  all other personal property owned by Seller;

(c) all rights or obligations under all contracts of Seller other than the Assumed Contracts including, by way of illustration and without limitation (i) any employment agreements, Employee Plans (as hereinafter defined) or other employment related contracts or arrangements and (ii) any contract representing any indebtedness; and

(d) all accounts receivable.

1.3.	Assumption of Certain Liabilities.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer agrees to assume only those obligations described herein (the “Assumed Liabilities”):

(a) The Assumed Contracts which are required to be performed after the Closing Date.

(b) $2,000 to be allocated to Seller’s December, 2006 rent,

(c) Seller's payroll for the last 2 week period of December, 2006 for period ending December 29, 2006,

(d) The pro-rata share of Seller's phone costs from December 22, 2006 to December 31, 2006, not to exceed $1,900.00.

(e)  Buyer shall assume only the Assumed Liabilities described above. All other obligations, debts, taxes, operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, shall not be assumed by Buyer and shall be retained by Seller.

ARTICLE II

PURCHASE PRICE

2.1.	Purchase Price.

The aggregate purchase price for the sale and purchase of the Assets (the "Purchase Price") shall be equal to the amount of money payable to Seller pursuant to licensing costs for use of the PRACTICEXPERT software for each practice or user using said software.

2.2.	Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the "Closing") shall take place: (a) at the offices of Buyer’s counsel in Virginia Beach, Virginia, (b) on or before December 22, 2006 or at such other place and time as the parties hereto may mutually agree and shall be effective as of that date (the “Closing Date”).

2.3.	Closing Matters.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Buyer shall initiate payments to Seller of the amounts set forth in Section 2.1.

(b) Seller shall deliver to Buyer such deeds, bills of sale, endorsements, assignments, approvals, authorizations and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's right, title and interest in and to the Assets and, simultaneously therewith, will take such steps as may be necessary to place Buyer in actual possession and operating control of the Assets. Delivery of the Assets shall be made at the premises of Seller or as otherwise mutually agreed to between Buyer and Seller.

(c) Seller and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered to pursuant to this Agreement.

(d) Beginning with the December, 2006, client invoicing, Buyer will receive all monies billed to existing Seller clients except as set forth on Exhibit A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1.	Organization and Qualification.

Seller is duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority to own, lease and operate its properties and the Assets and to carry on its business as now being conducted. Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets makes such qualification necessary.

3.2.	Authority.

Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by Seller pursuant hereto (collectively, the "Related Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller, the performance of this Agreement and the Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon its execution and delivery by Seller, each Related Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3.	No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the Related Agreements by Seller does not, and the performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation or bylaws, in each case as amended or restated, of Seller, (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or by or to which any of their properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, encumbrance, security interest, mortgage, pledge, claim, option or restriction of any kind whatsoever (collectively "Liens") on any of the properties or assets of Seller (including, without limitation, the Assets) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "Contracts") to which Seller is a party or by which any of its properties or assets (including, without limitation, the Assets) is bound.

(b) The execution and delivery of this Agreement and the Related Agreements by Seller does not, and the performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether foreign or domestic (a "Governmental Entity"), or any third party.

3.4.	Financial Statements and Information.

(a) Seller shall have, prior to Closing delivered to Buyer (i) Seller's financial statements for the fiscal years ended December 31, 2003, 2004 and 2005, and (ii) its year to date financial statements as of the Closing Date for 2006, all of which have been compiled by Seller’s accountant (collectively, the "Seller Financial Statements").

(b) Except as set forth in the Seller Financial Statements, (i) Seller is not subject to any liability or obligation (whether direct or indirect, accrued, fixed, contingent or otherwise), other than immaterial current liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice, and (ii) and there are no facts or circumstances of which Seller has knowledge that could result in any claims against or obligations or liabilities of Seller that, alone or in the aggregate, reasonably could be expected to have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of Seller (a "Material Adverse Effect").

3.5.	Warranty of Title.

Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Assets, free and clear of all Liens. Upon the sale of the Assets to Buyer pursuant to this Agreement, (a) all right, title and interest in and to all of the Assets, free and clear of all Liens, will pass to Buyer on the Closing Date and (b) all of the Assumed Contracts, Intellectual Property and Permits included in the Assets shall be validly assigned to Buyer by written instruments and, except to the extent thereafter amended by Buyer, Buyer shall have all of the rights and privileges thereunder after the Closing Date to the same extent as though Buyer were the original party thereto.

3.6.	Condition of Assets.

All of the Assets (i) are structurally sound, are in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and are adequate for the uses to which they are being put in the Business, (ii) constitute all of the assets and properties necessary and sufficient for the continued conduct of the Business by Buyer after the Closing in the same manner as conducted prior to the Closing and (iii) are reflected on the Seller Financial Statements in accordance with GAAP.

3.7.	Contracts, Leases and Intellectual Property.

(a) Exhibit A sets forth a true, correct and complete list of all Assumed Contracts to which Seller is a party.

(b)  Each of the Assumed Contracts listed in Exhibit A is valid, binding and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any of such Assumed Contracts by Seller or, to the knowledge of Seller, by any other party thereto. In addition, with respect to each such Assumed Contract that is a lease of real or personal property, (i) such lease creates a valid leasehold interest in all premises or property purported to be leased thereunder, (ii) Seller is in possession and quiet enjoyment of all of such premises or property, (iii) neither Seller nor, to the knowledge of Seller, any other party to such lease has received notice of any violation of any applicable ordinance or other law, order, regulation or requirement (including, without limitation, any Hazardous Materials Law (as hereinafter defined) relating to the premises or property leased thereunder, and (iv) such lease is freely assignable to Buyer and all landlord and other approvals have been secured. For each such Assumed Contract, Seller has secured and provided to Buyer a written assignment executed by the parties to each Assumed Contract, assigning same to the Buyer.

(c) At Buyer’s option, Buyer may secure a new lease for the Business locations upon terms acceptable to Buyer or Buyer may declare this Agreement null and void.

(d) All Intellectual Property is freely assignable to Buyer and all necessary assignments and approvals have been secured. For each such Intellectual Property, Seller has secured and provided Buyer a written assignment executed by the Parties for each Intellectual Property assigned to Buyer.

3.8.	Permits.

All licenses, permits and other authorizations required by any Governmental Entity pursuant to applicable provisions of laws, ordinances, rules and regulations (collectively, "Permits"), are held by Seller and are current and in full force in order to operate the Business and Seller has secured written assignments authorizing the assignment of the Permits to Buyer. Buyer has obtained, or can obtain, any Permit not assignable to Buyer.

3.9.	Compliance with Law.

Seller is in compliance with the terms and conditions of all of the Permits and all laws, rules, regulations and orders applicable to Seller or its Business; and Seller has not received any notification that Seller or any of its business practices is in violation of any Permit or any such law, rule, regulation or order.

3.10.	Absence of Litigation.

There is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by any patient, third party or before any Governmental Entity pending or, to the knowledge of Seller, threatened against Seller, and Seller is not a party or subject to or in default under any judgment, order or decree of any Governmental Entity or court, or any settlement agreement.

3.11.	Taxes.

(a) All Tax Returns required to be filed on or prior to the Closing Date have been duly and timely filed, each such Tax Return has been prepared in compliance with all applicable law's and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes have been duly paid on a timely basis, except for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP.

(b) No Tax Return is currently under audit by any taxing authority and no notice of any such audit has been received, and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed by any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled.

(c) Seller has complied with all withholding Tax requirements and procedures and, in the case of social security, unemployment, employee payroll and withholding Taxes, has withheld amounts from its employees and, with respect to such employees, has filed all Tax Returns regarding employee income Tax withholding and social security, unemployment Taxes and all other payroll Taxes in compliance with applicable Tax withholding provisions and has made all required remittances in respect of such amounts withheld.

3.12.	Hazardous Materials.

(a) As used in this Agreement:

(i) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended.

(ii) "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes considered as such by any governmental entity or is otherwise regulated or subject to liability under the laws, rules or regulations of any such jurisdiction, and includes, without limitation, any material or substance that is or becomes defined as "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," or "hazardous chemical" under any Hazardous Materials Law. Without limiting the generality of the foregoing, the term "Hazardous Material" includes, without limitation, any substance containing petroleum or any derivative of petroleum.

(iii)  "Hazardous Materials Laws" means (A) CERCLA; (B) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (C) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (D) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (E) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (F) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (G) the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; (H) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (I) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; (J) regulations promulgated under any of the above statutes; and (K) any applicable federal, state or local statute, ordinance, rule or regulation that relates to environmental conditions, human health, industrial hygiene or Hazardous Materials, in each case, as amended.

(iv)  "Real Property" means all real property (currently or formerly) owned, operated or leased by Seller and all portions and parcels thereof, including, without limitation, the land and all buildings and improvements thereon and all easements appurtenant thereto.

(b) Neither Seller, nor any current or previous owner, tenant, occupant, operator or user of any Real Property, has released, discharged, or disposed of any Hazardous Materials on, under, in or about the Real Property. No underground tanks or underground deposits of Hazardous Materials exist or formerly existed on, under, in or about the Real Property.

(c) Seller and any current or previous owner, tenant, occupant, operator or user of any Real Property have, kept and maintained the Real Property, including, without limitation, the groundwater on or under the Real Property, and conducted its business in compliance with all applicable Hazardous Materials Laws.

(d) There are no (i) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, or contemplated or threatened pursuant to any Hazardous Materials Laws concerning or dealing with any Real Property or the business of Seller, (ii) claims made or threatened by any third party, including any Governmental Entity, against Seller, or, to the knowledge of Seller and the Shareholder, any current or previous owner, tenant, occupant, operator or user of any Real Property or any Real Property, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials, (iii) occurrences or conditions at any Real Property, at any other property, or associated with the business of Seller which could give rise to any such governmental or regulatory action or third-party claim, or (iv) occurrences or conditions at any Real Property which could subject Seller or the Real Property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws.

3.13.	No Misleading Statements.

Neither this Agreement (including the Exhibits hereto), and Related Agreements nor any certificate or other document delivered by Seller or the Shareholder in connection herewith contains, or will contain when delivered, any untrue statement of a material fact or omits to state, or will omit to state when delivered, a material fact necessary in order to make the statements made herein or therein (or in any such Exhibit), in light of the circumstances under which they were made, not misleading.

3.14.	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1.	Organization and Authority.

Buyer is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.	No Conflict; Required Consents and Approvals.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of organization or the operating agreement of Buyer, (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Contracts to which Buyer is a party or by which any of its properties or assets is bound.

(b) The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other Governmental Entity, or any third party.

4.3.	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

INDEMNIFICATION

5.1.	Seller Indemnity.

Seller shall indemnify and hold Buyer harmless from and against any malpractice, liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens or other obligations of any nature whatsoever (collectively, "Losses"), incurred by Buyer and arising out of or based upon (a) any breach by Seller or its respective representations, warranties, covenants or agreements set forth in this Agreement or in any document or instrument delivered by Seller at the Closing pursuant hereto; (b) any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising from acts, omissions, events or other conditions that occurred or existed with respect to the Assets or the Business at any time prior to the Closing; or (c) any obligations, debts, taxes, operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, that are not Assumed Liabilities.

5.2.	Buyer Indemnity.

Buyer shall indemnify and holder Seller and Shareholders harmless from and against any Losses incurred by Seller or Shareholders and arising out of or based upon (a) any breach by Buyer of its respective representations, warranties, covenants or agreements set forth in this Agreement or in any document or instrument delivered by Buyer at the Closing; and (b) any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising from acts, omissions, events or other conditions that occurred with respect to the Business following the Closing.

5.3.	Defense or Prosecution of Claims.

As promptly as practicable after a party entitled to indemnification (the “Indemnified Party”) discovers grounds for a claim for indemnification hereunder, Indemnified Party shall deliver a written claim for indemnification to the other party or parties (the “Indemnifying Party”), specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the Losses arising therefrom. Thereafter, Indemnified Party shall provide to Indemnifying Party all information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to Indemnified Party, at the sole cost and expense of Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against Indemnified Party or (ii) Indemnified Party shall have reasonably concluded that there is a conflict of interest between Indemnifying Party on the one hand, and Indemnified Party, on the other hand, in the defense or prosecution of such claim. After any assumption of the defense or prosecution of any claim by Indemnifying Party, it shall not be liable to Indemnified Party for any legal expenses thereafter incurred by Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and oversite and any costs incurred in the course of such defense or prosecution. In any such event, whether or not Indemnifying Party does so assume the defense or prosecution thereof, Indemnifying Party and Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records and information and attend at such proceedings as may be reasonably requested in connection herewith. Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by Indemnified Party without the prior written consent of Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which Indemnifying Party shall not have assumed the defense or prosecution thereof.

5.4.	Set-Off/Payments.

All Losses incurred by the parties that are subject to indemnification hereunder shall be payable within 20 days after a valid claim for indemnification is made in accordance with this Article V.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1.	Payment of Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

6.2.	Survival.

The representations and warranties of Seller set forth in Article III of this Agreement and Seller’s obligation to take such actions as may be required thereby, shall survive the Closing for two years; provided, however except for Sections 3.1, 3.2, 3.5, 3.7 and 3.8 or where the Buyer may be entitled to injunctive relief or other equitable remedies, after the Closing, there shall be no cause of action against \any of Seller’s directors, officers, employees, affiliates, agents and assigns by Buyer with respect to a breach of any of Seller’s representations or warranties unless Buyer shall demonstrate fraudulent activity of the part of an officer, or director or employee of Seller making such representation or warranty.

6.3.	Entire Agreement; Assignment; Etc.

This Agreement constitute the entire agreement, and supersede all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, and shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto provided, however, that, at any time prior to the Closing Date, Buyer may assign all or any part of its rights and obligations hereunder to any wholly owned subsidiary of Buyer and, in the event of any such assignment, Buyer shall nevertheless remain fully responsible to Seller and the Shareholder for all obligations of Buyer hereunder.

6.4.	Captions.

The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.5.	Severability.

If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

6.6.	Modification or Amendment.

The parties hereto may modify or amend this Agreement at any time, only by a written instrument duly executed and delivered by each party hereto.

6.7.	Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the third business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

(a)	If to Buyer, to:	AcSel Corporation
Attn: Mark Schalow
2876 Guardian Lane, Suite 201
Virginia Beach, VA 23452
Fax: _________________

(b)	If to Seller:	PRACTICEXPERT
Attn: Hank Cohn
Corporate Park 111
580 Howard Avenue
Sommerset, NJ
Fax: _________________

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

6.8.	Failure or Delay Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.9.	Counterparts.

This Agreement may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed to be an original and call of which together shall constitute one and the same instrument.

6.10.	Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date set forth above.

BUYER ACSEL CORPORATION, a Virginia corporation

By:	/s/ Mark Schalow
Mark Schalow, Vice-President

SELLER PRACTICEXPERT of Oklahoma, Inc. an Oklahoma corporation

By:	/s/ Hank Cohn
President